UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Vertica Software, Inc.

(Exact name of registrant as specified in its charter)

Colorado	93119272
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

106 East 6th Street, Suite 900

Austin, Texas 78701

2003 EQUITY INCENTIVE PLAN

(Full title of the plan)

Nolan & Nolan

Jack Nolan, Attorney at Law

18333 Egret Bay Blvd. Suite 301

Houston, Texas 77058

(281) 333-4811

(Name, Address, and Telephone number, including area code, of agent for service)

In addition, Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered:	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Stock, $.0001 par value	1,666,667 shares	$0.02	$32,000	$2.59

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(h).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified in this Part I are being separately provided to the participants covered by this Plan, as specified by Rule 428(b)(1) (230.428(b)(1).

PART II

INFORMATION REQUIRED in the REGISTRATION STATEMENT

Item. 3.    Incorporation of Documents by Reference

The documents listed in paragraphs (a) through (c) below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

(a)    The Registrant’s registration statement on Form 10-SB

(b)    All other reports filed by Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the above-referenced registration statement.

Item 4.    Description of Securities Not Applicable.

Item 5.    Interests of Named Experts and Counsel

Not Applicable.

Item 6.    Indemnification of Directors and Officers.

Reference is made to Item 5. Indemnification of Directors and Officers, appearing in Part II of the Registrant’s registration statement on Form 10-SB, Article VII of the Registrant’s Articles of Incorporation and Article XI of the Registrant’s By-laws.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Numbers

4.	Momentum Solutions Consulting Agreement, Susan N. Thompson

5.	Opinion of Jack Nolan, Esq., Registrant’s General Counsel.

23.1	Consent of Jack Nolan, Esq., (included in Exhibit 5)

.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amandment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange commission, such indemnification is against public policy as expresses in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, TX, 05 September 2003

VERTICA SOFTWARE, INC.

By:	/s/ William F. Mason
William F. Mason, Chairman/CEO & President

The Agreement. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 5, 2003.

2000 Equity Incentive Plan

By:	/s/ William F. Mason
William F. Mason, Chairman/CEO & President

Further, pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William F. Mason William F. Mason	Chairman of the Board, CEO & President	September 5, 2003

/s/ Jack Nolan Jack Nolan	General Counsel	September 5, 2003

EXHIBIT INDEX

Exhibit Number

4	Momentum Solutions Consulting Agreement, Susan N. Thompson

5	Opinion of Jack Nolan, Esq., General Counsel

23.1	Consent of Jack Nolan, Esq., General Counsel